As filed with the Securities and Exchange Commission on May 15, 2017

Registration No. 333-217675

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOODRICH PETROLEUM CORPORATION*

(Exact name of Registrant as specified in its charter)

Delaware	1311	76-0466193
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

801 Louisiana, Suite 700

Houston, Texas 77002

(713) 780-9494

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Killelea

Executive Vice President, General

Counsel and Corporate Secretary

801 Louisiana, Suite 700

Houston, Texas 77002

(713) 780-9494

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael S. Telle

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

(713) 758-2350

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

*	The following subsidiary of Goodrich Petroleum Corporation is a co-registrant and is organized in the indicated state and has the indicated I.R.S. Employer Identification Number.

Goodrich Petroleum Company, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Louisiana	76-0117273
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Each Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the registration statement on Form S-3 (File No. 333-217675) of Goodrich Petroleum Corporation is being filed solely to amend the signature page thereof to comply with technical requirements of Form S-3. This Amendment No. 1 does not modify any provision of the preliminary prospectus contained in Part I or Part II of the registration statement. Accordingly, this Amendment No. 1 does not include a copy of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

Securities and Exchange Commission registration fee		$28,975
Legal fees and expenses		*
Accounting fees and expenses		*
Printing expenses		*
Miscellaneous		*

Total	$	*

*	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers.

Goodrich Petroleum Corporation

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Goodrich Petroleum Corporation expects to maintain policies insuring its and its subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Article Eighth of the Certificate of Incorporation of Goodrich Petroleum Corporation eliminates the personal liability of each director of Goodrich Petroleum Corporation to Goodrich Petroleum Corporation and its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision does not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Title 8, Section 174 of the DGCL, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (iv) for any transactions from which such director derived an improper personal benefit.

The Bylaws of Goodrich Petroleum Corporation provide that Goodrich Petroleum Corporation will indemnify and hold harmless, to the fullest extent permitted by the DGCL in effect as of the date of the adoption of the Bylaws and to such greater extent as applicable law may thereafter permit, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee, agent or fiduciary of Goodrich Petroleum Corporation or any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise which the person is or was serving at the request of Goodrich Petroleum Corporation (“corporate status”) against any and all losses, liabilities, costs, claims, damages and expenses actually and reasonably incurred by him or on his behalf by reason of his corporate status.

The Bylaws further provide that Goodrich Petroleum Corporation will pay the expenses reasonably incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses will be made only upon receipt of (i) a written undertaking executed by or on behalf of the person to be indemnified to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified by Goodrich Petroleum Corporation and (ii) satisfactory evidence as to the amount of such expenses.

Goodrich Petroleum Company, L.L.C.

Goodrich Petroleum Company, L.L.C. is a Louisiana limited liability company organized under the Louisiana Limited Liability Company Law.

The operating agreement of Goodrich Petroleum Company, L.L.C. provides for indemnification of managers, officers and other authorized persons to the fullest extent authorized or permitted by applicable law. The right to indemnification is a contract right and includes the right to be paid by Goodrich Petroleum Company, L.L.C. the expenses incurred in defending any such proceeding in advance of its final disposition. The operating agreement of Goodrich Petroleum Company, L.L.C. provides that an advancement of expenses incurred by a manager, officer or other authorized person in his capacity as such of Goodrich Petroleum Company, L.L.C. may be made only upon delivery to Goodrich Petroleum Company, L.L.C. of an undertaking to repay all advanced amounts if it is ultimately determined that such person is not entitled to be indemnified for those expenses.

The operating agreement of Goodrich Petroleum Company, L.L.C. eliminates the personal liability of each manager of Goodrich Petroleum Company, L.L.C. to Goodrich Petroleum Company, L.L.C. and its members for monetary damages for actions taken, or failed to be taken, as a member of the board of managers; provided, however, that such provision does not eliminate or limit the liability of a manager (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) for any transactions from which such manager derived an improper personal benefit, and (iii) for any breach of such manager’s duty of loyalty to Goodrich Petroleum Company, L.L.C.

Further, the operating agreement of the Goodrich Petroleum Company, L.L.C. provides that Goodrich Petroleum Company, L.L.C. may maintain insurance on behalf of its managers, officers and other authorized persons.

Item 16.	Exhibits.

(a) Exhibits.

See Exhibit Index immediately following the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules.

None.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee under either indenture to act under subsection (a) of section 310 of the Trust Indenture Act of 1939 (the “Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 15, 2017.

GOODRICH PETROLEUM CORPORATION

By:	/s/ Walter G. Goodrich
Name:	Walter G. Goodrich
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on May 15, 2017.

Signature	Title

/s/ Walter G. Goodrich Walter G. Goodrich	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Robert T. Barker Robert T. Barker	Vice President, Controller and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert C. Turnham, Jr. Robert C. Turnham, Jr.	President, Chief Operating Officer and Director

/s/ Ronald F. Coleman* Ronald F. Coleman	Director

/s/ K. Adam Leight* K. Adam Leight	Director

/s/ Timothy D. Leuliette* Timothy D. Leuliette	Director

/s/ Steven J. Pully* Steven J. Pully	Director

/s/ Thomas M. Souers* Thomas M. Souers	Director

*By	/s/ Michael J. Killelea
Michael J. Killelea, as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 15, 2017.

GOODRICH PETROLEUM COMPANY, L.L.C.

By:	/s/ Walter G. Goodrich
Walter G. Goodrich
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on May 15, 2017.

Signature	Title

/s/ Walter G. Goodrich Walter G. Goodrich	Chief Executive Officer (Principal Executive Officer)

/s/ Robert T. Barker Robert T. Barker	Vice President, Controller and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number		Description

1.1**	—	Form of Underwriting Agreement.

2.1	—	First Amended Joint Chapter 11 Plan of Reorganization of Goodrich Petroleum Corporation and its subsidiary, Goodrich Petroleum Company L.L.C., dated August 12, 2016 (Incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K (File No. 001-12719) filed on October 3, 2016).

3.1	—	Second Amended and Restated Certificate of Incorporation of Goodrich Petroleum Corporation, dated October 12, 2016 (Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-8 (File No. 333-214080) filed on October 12, 2016).

3.2	—	Second Amended and Restated Bylaws of Goodrich Petroleum Corporation, dated October 12, 2016 (Incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-8 (File No. 333-214080) filed on October 12, 2016).

4.1	—	Indenture, dated as of October 12, 2016, by and between Goodrich Petroleum Corporation, Goodrich Petroleum, L.L.C., as the Subsidiary Guarantor, and Wilmington Trust, National Association, as trustee and collateral agent, relating to the 13.50% Convertible Second Lien Senior Secured Notes due 2019 (Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K (File No. 001-12719) filed on October 14, 2016).

4.2	—	Warrant Agreement, dated as of October 12, 2016, by and between Goodrich Petroleum Corporation and American Stock Transfer & Trust Company, LLC, relating to the 2L Fee Warrants (Incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K (File No. 001-12719) filed on October 14, 2016).

4.3	—	Warrant Agreement, dated as of October 12, 2016, by and between Goodrich Petroleum Corporation and American Stock Transfer & Trust Company, LLC, relating to the UCC Warrants (Incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K (File No. 001-12719) filed on October 14, 2016).

4.4	—	Registration Rights Agreement, dated as of October 12, 2016, by and among Goodrich Petroleum Corporation and the Holders party thereto (Incorporated by reference to Exhibit 10.7 of the Registrant’s Form 8-K (File No. 001-12719) filed on October 14, 2016).

4.5	—	Registration Rights Agreement, dated as of October 12, 2016, by and among Goodrich Petroleum Corporation and the Holders party thereto, relating to the Convertible Second Lien Notes (Incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K (File No. 001-12719) filed on October 14, 2016).

4.6	—	Registration Rights Agreement, dated as of October 12, 2016, by and among Goodrich Petroleum Corporation and the Holders party thereto, relating to the 2L Fee Warrants (Incorporated by reference to Exhibit 10.5 of the Registrant’s Form 8-K (File No. 001-12719) filed on October 14, 2016).

4.7	—	Registration Rights Agreement, dated as of December 22, 2016, by and among the Registrant and the Purchasers named therein (Incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K (File No. 001-12719) filed on December 22, 2016).

4.8*	—	Form of Senior Indenture.

4.9*	—	Form of Subordinated Indenture.

4.10**	—	Form of Warrant Agreement.

Exhibit Number		Description

4.11**	—	Form of Warrant Certificate.

4.12**	—	Form of Senior Debt Securities (included in Exhibit 4.8).

4.13**	—	Form of Subordinated Debt Securities (included in Exhibit 4.9).

4.14**	—	Form of Depositary Agreement.

4.15**	—	Form of Depositary Receipt.

5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

5.2*	—	Opinion of Cook, Yancey, King & Galloway, APLC, as to matters involving Louisiana law.

12.1*	—	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1*	—	Consent of Hein & Associates, LLP.

23.2*	—	Consent of Ernst & Young LLP.

23.3*	—	Consent of Netherland, Sewell & Associates, Inc.

23.4*	—	Consent of Ryder Scott Company.

23.5*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).

23.6*	—	Consent of Cook, Yancey, King & Galloway, APLC (contained in Exhibit 5.2).

24.1*	—	Powers of Attorney (included on signature page).

25.1***	—	Form T-1 Statement of Eligibility and Qualification respecting the Senior Indenture.

25.2***	—	Form T-1 Statement of Eligibility and Qualification respecting the Subordinated Indenture.

*	Previously filed.
**	To be filed, if necessary, by amendment or as an exhibit to a current report on Form 8-K of the registrant.
***	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder.